MONAKER GROUP, INC. 8-K

Exhibit 10.1

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) dated July 3, 2018, is by and between, Bettwork Industries Inc., a Nevada corporation (the “Company”) and Monaker Group, Inc., a Nevada corporation (the “Creditor”), each a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, on August 31, 2017, the Parties entered into an Assignment and Novation Agreement (the “Assignment”) with Crystal Falls Investments, LLC (“Crystal Falls”). Pursuant to the Assignment, a promissory note in the amount of $750,000 which was owed to the Creditor by Crystal Falls (the “$750,000 Note”), was assigned from Crystal Falls to the Company, the Creditor agreed to only look to Bettwork for the repayment of the $750,000 Note, and the Company agreed to repay the $750,000 Note pursuant to its terms, among other things;

WHEREAS, effective on August 31, 2017, the Parties entered into a Purchase Agreement, pursuant to which the Company acquired certain assets from the Creditor in consideration for $2.9 million, evidenced by a Secured Convertible Promissory Note (the “$2,900,000 Note”);

WHEREAS, on May 31, 2018, the Parties entered into a Right to Own Acquisition Agreement, whereby the Company acquired a ‘right to own’ 12 parcels of land on Long Caye, Lighthouse Reef, Belize (the “Land”) from the Creditor in consideration for a Secured Convertible Promissory Note in the amount of $1.6 million (the “$1,600,000 Note”, and collectively with the $750,000 Note and the $2,900,000 Note, the “Notes”);

WHEREAS, the $2,900,000 Note includes a 4.99% beneficial ownership limitation and the $1,600,000 Note includes a 9.99% beneficial ownership limitation (collectively, the “Beneficial Ownership Limitations”);

WHEREAS, pursuant to the terms of the $1,600,000 Note, the Notes are convertible into shares of common stock of the Company, at the option of the Creditor at a conversion price of $1.00 per share (the “Conversion Price”), unless, prior to the Notes being paid in full, the Company completes a capital raise or acquisition and issues common stock or common stock equivalents (including, but not limited to convertible securities) with a price per share less than the Conversion Price then in effect (each a “Transaction”), at which time the Conversion Price is to be adjusted to match such lower pricing structure associated with the Transaction;

WHEREAS, the Company has recently completed a Transaction with a price per share of $0.75;

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WHEREAS, separate from the conversion rights set forth in the Notes and in consideration for the cancellation and termination of the Notes, the Company and the Creditor desire to convert the principal amount of the Notes, totaling an aggregate of $5,250,000 (the “Amount Owed”) into common stock of the Company at a conversion price of $0.75 per share (the “Agreed Conversion Price” and the “Conversion”) and the Company desires for the Creditors to complete the Conversion; and

WHEREAS, the Company and the Creditors desire to set forth in writing herein the terms and conditions of their agreement and understanding concerning Conversion.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties hereto agree as follows:

1.       Consideration.

(a)       Effective on the Effective Date, and in consideration and in full satisfaction of the forgiveness of the entire Amount Owed to Creditor and in consideration for the termination and cancellation of the Notes, the Company agrees to convert the Amount Due under the Notes into an aggregate of 7,000,000 shares of common stock of the Company at the Agreed Conversion Price (i.e., one share of common stock for every $0.75 of the Amount Owed converted into shares of common stock) (the “Shares”).

(b)       The Shares shall not be certificated and instead shall be held in book-entry, non-certificated form by the Company, unless the Creditor requests such Shares be issued in certificate form, or the Company’s transfer agent requires such shares be issued in certificate form, at which time such Shares shall be issued in certificate form and delivered to the Creditor within three (3) business days of the applicable date of notice thereof.

(c)       Creditor represents that it is the sole owner of the Amount Owed and has good and marketable title to the Amount Owed, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. Creditor has sole managerial and dispositive authority with respect to the Amount Owed.

(d)       In connection with the Conversion, the Creditor agrees to waive, release and forgive, any and all interest owed under the Notes through the Effective Date.

(e)       The Parties agree and confirm that the Beneficial Ownership Limitations shall not apply to the Conversion, as the Shares are being issued in complete exchange for, and in full repayment of, the Notes, and such Shares are not being issued upon conversion of the Notes pursuant to their terms.

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2.       Effective Date.

The “Effective Date” of this Agreement and the Conversion shall be July 2, 2018.

3.       Full Satisfaction.

Creditor agrees that it is accepting the Shares in full satisfaction of the Amount Owed which is being converted into Shares as described above, and that as such, the Creditor will no longer have any rights of repayment against the Company as to the Amount Owed (or the Notes) which are being converted into Shares pursuant to this Agreement. Creditor further agrees that the Shares are being issued in full consideration of the Amount Owed and that the Notes will be deemed ‘paid in full’ upon execution hereof by the Creditor.

4.       Mutual Representations, Covenants and Warranties.

(a)               The Parties have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The Parties have duly and validly executed and delivered this Agreement and will, on or prior to the consummation of the transactions contemplated herein, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the Parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Parties enforceable against each Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

(b)               The execution and delivery by the Parties of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any law; or (b) constitute a breach or violation of any provision contained in the document(s) regarding organization and/or management of the Parties, if applicable; or (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which either the Company or the Creditor is a party or by which either the Company or the Creditor is bound or affected.

(c)               The Parties hereby covenant that they will, whenever and as reasonably requested by the other Party hereto, at such acting Party’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the other Party may reasonably require in order to complete, insure and perfect the transactions contemplated herein.

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(d)               Any individual executing this Agreement on behalf of a Party has authority to act on behalf of such Party and has been duly and properly authorized to sign this Agreement on behalf of such Party.

5.       Miscellaneous.

(a)               Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

(b)               Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, excluding any provision which would require the use of the laws of any other jurisdiction.

(c)               Entire Agreement, Amendments and Waivers. This Agreement constitutes the entire agreement of the Parties regarding the subject matter of the Agreement and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof. No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any Party hereto unless set forth in a document duly executed by such Party or an authorized agent of such Party.

(d)               Headings; Gender. The paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement. All references in this Agreement as to gender shall be interpreted in the applicable gender of the Parties.

(e)               Binding Effect. This Agreement shall be binding on the Company and each and Creditor. Upon such execution this Agreement shall be binding on and inure to the benefit of each of the Parties and their respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

(f)                Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

(g)               Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

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(h)               Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

“Company”

Bettwork Industries Inc.

By:	/s/ Ashvin Mascarenhas

Its:	Chairman

Printed Name:	Ashvin Mascarenhas

“Creditor”

Monaker Group, Inc.

/s/ William Kerby
William Kerby
CEO

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